Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION APPOINTS CARL LAKEY CEO
Company Also Announces Termination of Joint Venture Transaction with Opon
          DENVER, Colorado (July 7, 2010) — Delta Petroleum Corporation (Delta) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, today announced that Carl Lakey has been named Chief Executive Officer, effective immediately. Mr. Lakey most recently served as Senior Vice President of Operations for Delta and has been with the Company since 2007.
          Mr. Lakey has spent his entire professional career in oil and gas exploration and production. Prior to joining Delta Petroleum, Mr. Lakey spent six years managing operations at El Paso Production Company and sixteen years in various operational and technical positions at ExxonMobil.
          “Carl is a veteran oil and gas production and development executive and has been instrumental in increasing net production and proved reserves during his time at Delta Petroleum,” said Daniel Taylor, Chairman of the Board of Delta Petroleum. “He’s a skilled operator and knows this business extremely well. We believe he is the right person to take Delta Petroleum forward, particularly our principal assets in the Piceance Basin.”
          Delta also announced today that John R. Wallace, currently President and COO, agreed to resign from the Company as an officer and director to pursue other interests. “John has been an extremely valuable member of our leadership team, integral in identifying and developing our most valuable asset, the Vega field. We thank him for his service, and wish him the best in his future endeavors,” said Mr. Taylor.
          In addition, Delta announced that it has terminated discussions to sign a definitive Purchase and Sale Agreement with Opon International LLC to sell a 37.5% non-operated working interest in, and jointly develop, its Vega Area assets in the Piceance Basin. Delta terminated the discussions after Opon was unable to obtain financing for the transaction on the agreed-upon terms. Delta will continue to pursue disciplined development of its main asset in the Piceance Basin to bolster proved reserves. In the Vega Area, Delta is taking a balanced approach to employing new procedures that are improving completion results while preserving liquidity. Delta is also continuing to pursue strategic alternatives to enhance shareholder value. Mr. Taylor continued, “While Opon was unable to arrange financing for a transaction on terms acceptable to us, we remain confident in the value of our Vega Area asset, and intend to further delineate that value as we consider the Company’s other strategic alternatives.”
ABOUT DELTA PETROLEUM
          Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
          Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, anticipated development activity and results, adequacy of liquidity, asset values and status of the Company’s strategic alternatives process. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the completion and development of the Company’s oil and gas assets, the financing markets, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
SOURCE:          Delta Petroleum Corporation